QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-136751 on Form N-2 of our report dated March 20, 2006, relating to the financial statement of Clough Global Opportunities Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado
October 24, 2006

QuickLinks

  Exhibit 99(n)